EXHIBIT 10.43

RETAIL SUPPLY AGREEMENT

between

JACKSON OIL, a division of JACKSONS FOOD STORES, INC.

and

Bowlin Travel Centers, Inc.

November 1, 2006

RETAIL SUPPLY AGREEMENT

THIS RETAIL SUPPLY AGREEMENT (“Agreement”) is made effective November 1, 2006, by and between Jackson Oil a division of Jacksons Food Stores, Inc., a Nevada corporation, located at 3450 Commercial Court, Meridian, Idaho 83642 (“Seller”), and Bowlin Travel Centers Inc., a Nevada corporation, 150 Louisiana Avenue N.E., Albuquerque, New Mexico 87108 (“Purchaser”).

A.  Purchaser currently operates retail fuel sales and retail store operations on certain real property located at the location(s) listed on Exhibit A.

B.   A (collectively, the “Real Property”), together with all improvements, fixtures, and equipment thereon (each a “Retail Outlet” and collectively the “Retail Outlets” or “Premises”).

C.  Seller is engaged in the business of purchasing and distributing Chevron and Texaco-branded petroleum products (the “Products”), which are supplied to Seller by ChevronTexaco Products Company, a division of ChevronTexaco U.S.A., Inc. (“ChevronTexaco”).

D.  Purchaser and Seller desire to enter into this Agreement, pursuant to the terms and conditions of which Purchaser will purchase from Seller, and Seller will sell to Purchaser, the Products for resale at the Retail Outlets.

E.  Purchaser operates various retail fuel sales and retail store operations throughout New Mexico and Arizona and Purchaser and Seller acknowledge that this Agreement will pertain only to the Purchaser’s operations specifically listed as Premises on Exhibit A.

NOW, THEREFORE, in consideration of the above recitals which are incorporated below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto acknowledge, covenant, represent, and agree as follows:

1.    Sale.  Subject to Purchaser’s compliance at all times with the terms and conditions of this Agreement, and the terms and conditions of the System Agreement attached hereto as Exhibit B, Seller shall provide the Products and services as follows:

(a)  Amount.  Seller hereby agrees to sell, and Purchaser agrees to buy, such quantities of ChevronTexaco-brand fuels (“Texaco Automotive Fuels”) as are provided further herein, to serve customer demand at the Premises.

Type of Texaco Automotive Fuels	Automotive Fuel Rating
Texaco or Chevron Power Premium Unleaded Gasoline	91 [Minimum Octane Rating]
Texaco or Chevron Power Plus Unleaded Gasoline	89 [Minimum Octane Rating]
Texaco or Chevron Unleaded Gasoline	87 [Minimum Octane Rating]
Diesel Fuel (Diesel Fuel is not used in the calculation of payments referred to herein)

Purchaser is required to post, in a clear and conspicuous manner on the dispensers, the automotive fuel ratings of the Texaco Automotive Fuels sold at the Premises. If Seller supplies Purchaser with Texaco Automotive Fuels having a lower automotive fuel rating than as shown above, Seller shall provide Purchaser with such lower automotive fuel rating information and Purchaser shall post such as provided herein.

(b)   Seller Provision.  Upon the commencement of the Term, or such earlier date as the parties may establish by mutual agreement and memorialize in a writing signed by both parties (“Supply Commencement Date”), and throughout the term of this Agreement, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, pay Seller for, and take delivery from Seller of, the following Texaco Automotive Fuels, of the kind and quality from time to time marketed by Seller, in quantities and at the time and place of delivery as specified from time to time by Purchaser and agreed to by Seller. Purchaser, if an organized entity and not a natural person, agrees to cause the principals of the Purchaser to execute a Letter Of Credit, in the amount of Seventy-Five Thousand Dollars ($75,000), in favor of Seller (the “LOC”), guaranteeing payment and performance of all of Purchaser’s debts and obligations arising under this Agreement, including but not limited to all amounts owed pursuant to the Promissory Note.

(c)    Shortages in Supply; Reduction of Orders. There shall be no obligation to sell or to buy the Texaco Automotive Fuels covered by this Agreement when and while, and to the extent that, the receiving or using or manufacture or making deliveries in the customary manner are prevented or hindered by an act of God, fire, riot, labor disturbance (whether involving employees of the party affected or of others and regardless of whether the disturbance could be settled by acceding to the demands of a labor group), accident, war, or the act of any government (whether foreign or domestic, federal, state, county, or municipal) or any cause beyond the reasonable control of the party affected, whether or not similar to any of the foregoing causes. In cases of partial or total interruption or loss or shortage of transportation facilities or supplies, or shortage of Texaco Automotive Fuels deliverable hereunder, Seller may allocate for Seller’s own use, on any basis which in Seller’s sole judgment is fair and reasonable, allowing for such priorities as Seller deems appropriate. No such reduction need be made up.

(d)   Seller’s Documentation of Reductions.  In the event of reduction(s) of Seller’s delivery of a Product to Purchaser pursuant to Subsection 1(c) above, Seller shall provide to Purchaser reasonable evidence of the reduction imposed upon Seller and the methodology utilized by Seller in determining such reduction.

(e)    No Purchases From Other Than Seller. Purchaser acknowledges that Seller has invested, and shall invest money, time, resources, and training in the establishment of the supply relationship and branding of Premises. In consideration of the covenants and agreements contained herein, Purchaser agrees to purchase all of its Texaco Automotive Fuels only from Seller, unless Seller is unable or unwilling to provide sufficient quantity of Texaco Automotive Fuels, even if such performance is governed by Subsection 1(b) or Subsection 1(c) above. In the event of a termination of this Agreement, other than at the end of the Term, Purchaser agrees that for a period of two (2) years from the earlier of such termination, not to purchase any Chevron Texaco Automotive Fuels for resale at the Premises from any person other than Seller without Seller’s prior written consent, unless such termination was a caused by or was the result of a breach of this Agreement by Seller or Seller’s inability to properly perform under the terms of this Agreement.

2.    Term. This Agreement is for a period of ten (10) years commencing on the date hereof and ending on October 31, 2016 (the “Initial Term”), with an option for renewal for another period of Five (5) years commencing on November 1, 2016 and ending on October 31, 2021 (the “Extended Term”), by giving to Seller notice of Purchaser’s exercise of such option at least six (6) months prior to the expiration of the Initial Term; provided, however, that if Purchaser is in default hereunder on or about the date of giving such option notice, or is in default on the date the Extended Term is to commence, such option notice shall be totally ineffective and this Agreement shall expire at the end of the Initial Term. The Initial Term and/or the Extended Term are sometimes referred to herein as the “Term.”

3.    Product Prices and Terms of Payment. The prices for the Products to be paid by Purchaser to Seller pursuant to this Agreement shall be as follows:

(a)    Product Prices. The prices Purchaser shall pay Seller for Texaco Automotive Fuels shall be the posted ChevronTexaco terminal rack price plus the markup of Three-Fourths (3/4) cents/gallon and freight for gasoline and diesel, when delivered by Seller, and all appropriate State and Federal Taxes specified for each Retail Outlet. Seller agrees to provide Purchaser the same percent or fraction of Texaco Automotive Fuels as supplied to Seller by ChevronTexaco under the Seller Agreement or as supplied to Seller by ChevronTexaco, the Department of Energy, or other applicable government agency in the event of a supply shortage. Seller acknowledges that suppliers often provide a discount for early payment of invoices due (“Early Pay Discount”) and Seller and Purchaser agree that whenever an Early Pay Discount program is made available to Seller, Seller will offer the same Early Pay Discount to Purchaser, whereby Purchaser will be credited the discount rate for any payments made by Purchaser within the guidelines offered by the Early Pay Discount program, whether or not Seller chooses to take advantage of the program for Seller’s payments to ChevronTexaco. Purchaser’s total cost of Product for each order shall be: the number of gallons of Texaco Automotive Fuels secured times the posted ChevronTexaco terminal rack price; plus the markup of Three-Fourths (3/4) cents per gallon; plus the freight costs for delivery of the Products to the Premises (“Lay-In Price”). Seller guarantees the lowest possible Lay-In Price to Purchaser, therefore if Purchaser has to secure Products from a secondary terminal because fuel is not available from the terminal that would have afforded Purchaser the lowest Lay-In Price, Seller will refund to Purchaser the difference between the lowest Lay-In Price and the actual Lay-In Price for the specific orders.

(b)   Freight Charges. Buyer may, at its option, have Products delivered by qualified freight companies other than Seller. If Seller is chosen to deliver the Products, then the following provisions shall apply: Freight charges shall be ________________cent(s) per gallon for gasoline, and __________________cent(s) per gallon for diesel fuel (Texaco Automotive Fuels) transported by Seller to the Retail Outlets. Seller may also assess split-load fees on orders of less than a full load. Freight rates charged by Seller to Purchaser are subject to change upon (10) days notice, in writing. Reasonable freight rates changes may occur if economic conditions so warrant, or at the discretion of the Seller. In addition, Seller may impose surcharges at any time when the cost of fuel for Seller’s trucks exceeds historical averages. If Seller has to go to other terminals besides Tucson Terminal, additional freight charge(s) will be passed on to Purchaser unless such freight charges are paid by ChevronTexaco.

(c)    Terms of Payment. Costs of Products are, the sum of Product Prices referenced in Subsection 3(a) above plus applicable freight charges, if any, as referenced in Subsection 3(b) above. If delivered by Seller, or Seller’s agents, prices are F.O.B. Purchaser’s place of business delivered by transport. All payments under this Agreement shall be made by Purchaser in accordance with Seller’s payment and credit terms in effect from time to time, any of which may be altered or revoked by Seller with reasonable notification to Purchaser. Seller’s current payment terms, as of the effective date of this Agreement, require payment within seven (7) days from Purchaser’s receipt of the Products. If Seller elects to extend credit to Purchaser, Purchaser shall comply with Seller’s credit terms in effect from time to time, any of which may be altered or revoked by Seller without prior notification to Purchaser. Purchaser shall make all payments to Seller via Electronic Fund Transfer (“EFT”) unless Seller, in its sole discretion requires Purchaser (i) to pay Seller via wire transfer prior to time of delivery or at such time and place or method as Seller may designate from time to time, (ii) to provide Seller a cash deposit, or (iii) to provide Seller an irrevocable bank Letter of Credit sufficient to Seller in form and amount. If Seller requires Purchaser to pay by cashier’s check, Seller may assess a reasonable administration charge. Purchaser shall provide any written authorizations required for EFT purposes. Upon Seller’s request, at any time and from time to time, Purchaser shall provide Seller with information and documents relating to the Purchaser’s financial condition and creditworthiness, including but not limited to Purchaser’s CPA-reviewed annual financial statements; federal and state tax returns and bank references. Purchaser hereby authorizes Seller to perform credit checks and obtain credit reports and other information from credit reporting agencies and other third parties. Purchaser shall provide all requested information within ten (10) business days of Seller’s request.

(d)    Overdue Sums. All overdue sums owed to Seller will bear interest at the maximum lawful rate per annum from the date due until paid, or twelve percent (12%) per annum, whichever is less. Further, if Purchaser fails to make timely payment of any amount due Seller, in addition to all other rights and remedies available, Seller may take such action as Seller deems reasonable under the circumstances. Without limiting the generality of the foregoing, Seller may setoff or equitably recoup against any amount then due Purchaser, defer further deliveries of the Products until payment of all outstanding indebtedness is made, and demand advance cash payment for further deliveries. Purchaser shall comply with the terms of any reclamation notice issued to Purchaser by Seller under applicable law.

(e)    Security Interest. The LOC referenced in Subsection 1(b) above is currently the sole method of guarantee regarding Purchaser performance specified in this Agreement. If the LOC ceases to exist, then in the absence of the LOC, as security for the prompt and complete payment of any and all amounts due to Seller hereunder, and under the Guaranty, if any, and the Promissory Note, if any, including all payments for supplying Purchaser’s inventory, Purchaser hereby grants, conveys and transfers to Seller a security interest in the Products, which includes all ChevronTexaco-brand fuels, now or hereafter acquired, and any and all proceeds (including insurance proceeds) , substitutions and replacements of the Products, additions and accessions to and documents covering the Products, any claims against third parties arising out of damage, destruction, or decrease in value of the Products, rents revenues, issues, profits, and proceeds arising from the sale, lease, license, encumbrance, collection or any other temporary or permanent disposition, whether voluntary or involuntary, of the Products (collectively the “Collateral”). In addition, if the LOC ceases to exist, or becomes insufficient due to expansion of the Agreement to include other locations, Purchaser hereby authorizes Seller at any time and from time to time to file any initial financing statements, amendments thereto and continuation statements, as applicable to the Collateral, including initial financing statements and amendments which describe the Collateral more broadly than the description of the Collateral set forth herein or any security agreement made by Purchaser in favor of Seller.

4.    Taxes. Any tax, duty, toll, fee, impost, charge, or other exaction, or the amount equivalent thereto, and any increase thereof now or hereafter imposed, levied, or assessed by any governmental authority upon, measured by, incident to, or as a result of the transactions herein provided for (other than local, state, and federal net income taxes measured by the net income of Seller from all sources), or the transportation, importation, production, manufacture, use, or ownership of the goods the subject of this Agreement shall, if collectible or payable by Seller, be paid by Purchaser on demand by Seller. Any such payment shall be in addition to the prices otherwise provided for herein. Purchaser shall, at Seller’s request, execute and deliver to Seller such certificates or other documents as Seller may reasonably require in order to enable Seller to secure any tax exemption which may be available in connection with sales or deliveries hereunder.

5.    Deliveries. If Purchaser requests Seller to deliver the Products, this subsection 5. shall apply. Seller shall deliver or arrange for the delivery of Texaco Automotive Fuels to Purchaser at the Premises. Orders for deliveries of Texaco Automotive Fuels shall be placed by Purchaser with such advance notice and in such manner as Seller may from time to time designate. Deliveries shall be made (except at Seller’s option) in full bulk transport quantities in Seller’s customary manner using equipment selected by Seller. Purchaser shall provide Seller with unimpeded and adequate ingress to and egress from the Premises twenty-four (24) hours per day. Purchaser shall comply with such reasonable rules and regulations as Seller may from time to time establish regarding deliveries by Seller at the Premises. If there is inadequate storage capacity to accept any delivery of Texaco Automotive Fuels ordered by Purchaser and the delivery vehicle must leave the Premises without delivering all of the Texaco Automotive Fuels ordered, Purchaser shall reimburse Seller on demand for any demurrage or other charges incurred by Seller by reason of Purchaser’s inability to accept the Products or release the same within the time allowed therefore without demurrage or other charge. Title and risk of loss shall pass to Purchaser upon delivery.

6.    Use of Premises.

(a)    Texaco Automotive Fuels.  Purchaser acknowledges that there is a demand for Texaco Automotive Fuels at the Premises, and agrees continuously to stock at the Premises and to offer for sale such quantities of Texaco Automotive Fuels to serve customer demand therefore throughout the Term. Purchaser acknowledges the financial benefit to Purchaser of selling and prominently displaying Texaco Automotive Fuels due to the high regard of the motoring public for retail outlets selling under the ChevronTexaco trademarks and trade names, and Purchaser agrees at all times to give the dispensing equipment, displays, and advertisements for Texaco Automotive Fuels and brands prominent and convenient positions and not to disparage or diminish in any way by act or omission the good reputation of such trademarks, trade names, products, or retail outlets.

(b)    Operating Requirements. Purchaser agrees to devote sufficient time to the personal management of the Premises so as to provide for the continued proper operation thereof as a first-class automotive fuel retail outlet; to maintain and operate the Premises in a clean, safe, and healthful manner with a neat and uncluttered appearance that is inviting to the motoring public; to offer water and windshield cleaning materials for use by and at no charge to motorists; to render prompt professional and courteous service to customers by providing personnel in numbers adequate to handle available business who are properly trained and well-groomed; to operate and manage the Premises and cause customers to be treated in a manner which engenders customer satisfaction and eliminates customer complaints to the extent possible; to comply with all applicable federal, state, and local laws and regulations relevant to the use and operation of the Premises or the resale of all Texaco Automotive Fuels purchased by Purchaser under this Agreement; and to supply Seller with all information which Seller shall reasonably request to enable Seller to comply with all applicable federal, state, and local laws and regulations. Seller and/or Seller’s authorized representatives and/or ChevronTexaco and/or ChevronTexaco’s authorized representatives shall have the right at any reasonable time to enter upon the Premises to confirm the performance by Purchaser of Purchaser’s obligations under this Agreement.

(c)    Price Signs. Except as may be otherwise specified by Seller, Purchaser shall display Purchaser’s retail prices for all Texaco Automotive Fuels sold at the Premises on one or more ChevronTexaco-approved price signs. If Purchaser offers different levels of refueling service to motorists and charges different Texaco Automotive Fuels prices depending upon the level of service provided, Purchaser shall clearly indicate on such price signs the level of service associated with the Texaco Automotive Fuels prices displayed.

(d)    Restrooms. If there are any restroom facilities on the Premises, Purchaser shall keep such restrooms open to the public without charge at all times during which the Premises are open for business (except any times during which Purchaser for security reason closes any building on the Premises through which the public must pass to access the restroom facilities and conducts business through a transaction drawer or similar security device). Purchaser shall at all times keep any such restroom facilities clean, properly painted, maintained free of cracked mirrors, tiles, and walls, properly supplied with trash receptacles (which shall be emptied regularly), paper products, soaps, and disinfectants, and otherwise maintained in a first-class manner.

(e)    Restricted Uses. The Premises shall not be used for the sale of drug-related paraphernalia or equipment. Nor shall the Premises be used for the sale or rental of adult magazines, movies, video tapes, or other similar items featuring nudity.

(f)    Credit Cards; Debit Cards. ChevronTexaco may or has previously authorized Purchaser to participate in ChevronTexaco’s credit card or debit card programs (collectively, “Card Programs”) approved by ChevronTexaco for purchases at the Premises of the types of products and services that ChevronTexaco and/or Seller may from time to time designate, subject to the following terms and conditions:

(1)    The honoring of such Card Programs by Purchaser and the acceptance by ChevronTexaco and/or Seller of authorized invoices and other evidence of debt issued thereon for sale of products and services made by Purchaser to cardholders shall be subject to terms and conditions established by ChevronTexaco and/or Seller in connection with Card Programs, including a requirement for payment of a service charge on such Card Program transactions submitted to ChevronTexaco and/or Seller, and Purchaser shall be responsible for the payment of all such service charges. ChevronTexaco and/or Seller may charge back to Purchaser or refuse to accept any credit card invoice pursuant to such terms and conditions as may now or in the future impose various service charges under such Card Programs, and may refuse to process or may charge back to Purchaser credit card or debit card transactions in accordance with the terms and conditions of such Card Programs. ChevronTexaco and/or Seller reserves the right at any time to change such terms and conditions, or to terminate such Card Programs or any authorization to Purchaser or Purchaser’s customers to participate in such Card Programs. In order to help Seller administer such Card Programs, Purchaser shall keep complete and accurate records showing the dollar amount of the Texaco Automotive Fuels purchased hereunder supplied by Seller during the Term made under such Card Programs. Purchaser shall submit copies of such records to Seller as Seller may request from time to time.

(2)    This authorization shall terminate: (i) at Purchaser’s option, any time upon Purchaser giving written notice thereof to ChevronTexaco and Seller; or (ii) at ChevronTexaco’s and/or Seller’s option, at any time upon ChevronTexaco or Seller giving written notice thereof to Purchaser; or (iii) automatically upon the expiration or termination of this Agreement. Upon such expiration or termination, Purchaser shall promptly return to Seller all of the imprinters referred to above, and Seller shall refund to Purchaser any unearned, prepaid rental. If such imprinters are not so returned, ChevronTexaco and/or Seller shall have the right to remove such imprinters, refunding to Purchaser all unearned, prepaid rental.

(g)   Quick Service Restaurant. With regard to the operation of any quick service restaurant (“QSR”), only QSR brands that ChevronTexaco and/or Seller approves for co-branding with the ChevronTexaco brand shall be advertised by exterior signage at the Premises (and only in accordance with ChevronTexaco’s and/or Seller’s image standards for automotive fuel retail outlets). ChevronTexaco and/or Seller may revoke co-branding approval for any particular QSR brand if, because of marketplace changes affecting that QSR brand, ChevronTexaco and/or Seller, in its or their sole discretion, determines that association with the QSR brand may undermine the public’s perception or acceptance of ChevronTexaco’s automotive fuel retail outlet network or the ChevronTexaco brand.

7.    Trademarks, Trade Names, Color Schemes, and Image Requirement.

(a)    ChevronTexaco Trademark Only. Purchaser shall cause the Premises at all times to comply with ChevronTexaco’s and/or Seller’s image standards for ChevronTexaco automotive fuel retail outlets. The Texaco Automotive Fuels purchased by Purchaser under this Agreement shall be sold by Purchaser as Texaco Automotive Fuels only under the trademarks and trade names authorized for Texaco Automotive Fuels by ChevronTexaco. Purchaser shall not at any time offer for sale under such trademarks and trade names any such Texaco Automotive Fuels not authorized by Seller and/or ChevronTexaco to be sold thereunder. Purchaser shall conduct Purchaser’s business so as to eliminate any likelihood of substitution or commingling of the products of others as or with those of Texaco Automotive Fuels. Purchaser agrees to abide by such regulations to this end as Seller and/or ChevronTexaco may from time to time establish. Without limitation on the foregoing, ChevronTexaco and/or Seller or it or their representative(s) shall have the right at any time to take samples of Texaco Automotive Fuels from the Premises for testing purposes, compensating Purchaser (at Purchaser’s cost, which for this purpose shall be based on Seller’s prices to Purchaser hereunder in effect at the time the Texaco Automotive Fuels taken, or, at Seller’s option, in kind) for any Texaco Automotive Fuels so taken.

(b)    ChevronTexaco Insignias. Purchaser recognizes ChevronTexaco’s right to use and authorize others to use all trademarks, service marks, trade names, color schemes, and automotive fuel retail outlet designs (collectively “Insignia”) utilized by ChevronTexaco to identify products and services, and Purchaser agrees not to claim any right, title, or interest therein. Purchaser acknowledges the need of Seller and/or ChevronTexaco to control Purchaser’s use of such Insignia in order to maintain the validity thereof and to assure the continued recognition of, acceptance by, and high regard of the motoring public for products and services identified by such Insignia, and Purchaser acknowledges ChevronTexaco shall have the right at any time during the Term to change, alter, or amend any of the trademarks and trade names under which the Texaco Automotive Fuels covered by this Agreement are now or may hereafter be sold. Accordingly, Purchaser agrees to use Insignia only in such a manner as may be approved by Seller and/or ChevronTexaco and acknowledges that Seller and/or ChevronTexaco may from time to time change such Insignia and its promotional materials as it sees fit. Purchaser shall not use or permit the use of any such Insignia in Purchaser’s legal entity name or assumed business name, nor use or permit the use of any such Insignia in the name or assumed name of any other business and/or entity in which Purchaser has an interest. Purchaser acknowledges that all signs advertising ChevronTexaco’s products and all signs in the colors used by ChevronTexaco to identify its products or the places at which its products are sold and all rights therein are and shall continue to be the property of ChevronTexaco. Seller and/or ChevronTexaco may, during the term of this Agreement, and within a reasonable period thereafter, remove or obliterate such signs, and repaint so much of the Premises as it elects, in a color or colors selected by it. If ChevronTexaco removes or obliterates any signs or repaints any of the Premises, ChevronTexaco need not restore any pre-existing signs on or paint schemes of the Premises. Purchaser may not use other signs at the Premises to advertise Texaco Automotive Fuels purchased from Seller without Seller’s and/or ChevronTexaco’s prior written consent. No other signs (except Texaco Automotive Fuel price signs) shall be placed on a sign pole containing a sign advertising a product manufactured or handled by ChevronTexaco. Upon expiration or termination of this Agreement, Purchaser shall immediately return to Seller all signs supplied to Purchaser by ChevronTexaco or Seller and shall immediately discontinue any and all use of such Insignia and shall obliterate such Insignia from all real or personal property utilized by Purchaser. Purchaser likewise shall obliterate such Insignia from any real or personal property of Purchaser before selling any such property to a third party.

(c)    ChevronTexaco Image. Purchaser shall cause the Premises at all times to comply with Seller’s and/or ChevronTexaco’s image standards for automotive fuel retail outlets, as established by Seller and/or ChevronTexaco from time to time. Purchaser shall enroll in ChevronTexaco’s mystery shopper program and adhere to all guidelines. If Purchaser scores a 75% or below on 50% (one half) of the shop during the program year, than Purchaser will be considered non-compliant which may lead up to de-branding of the facility.

(d)    Brands, Grades, and Quality. The Texaco Automotive Fuels covered by this Agreement shall be Texaco’s brands, grades, and quality thereof, respectively, as established by ChevronTexaco from time to time for its sellers at the time and place of delivery. ChevronTexaco shall have the right at any time during the term of this Agreement to change, alter, or amend any brands under which the Texaco Automotive Fuels covered by this Agreement that are now or may hereafter be sold. If ChevronTexaco shall at any time during the term of this Agreement discontinue the marketing of any or all of the Texaco Automotive Fuels covered by this Agreement, Seller shall be relieved of all obligation to sell or deliver such discontinued Texaco Automotive Fuels to Purchaser and, if ChevronTexaco shall market any other product in lieu of the discontinued Texaco Automotive Fuels, this Agreement shall embrace the new product and all of the terms and conditions hereof previously applicable to the discontinued Texaco Automotive Fuels shall apply to the new product.

8.    Conduct of Purchaser’s Business.

(a)    Independent Business. Purchaser is engaged in an independent business, and nothing herein contained shall be construed as granting to Seller any right to control Purchaser’s business or operations or the manner in which the same shall be conducted, Purchaser’s obligation to Seller hereunder being the performance of the terms and conditions of this Agreement. Seller has no right to hire or fire any employees of Purchaser or to exercise any control over any of Purchaser’s employees, all of whom are entirely under the control and direction of Purchaser, who shall be responsible for their acts and omissions. Purchaser accepts exclusive liability for all contributions and payroll taxes required under federal social security laws and state unemployment compensation laws or other payments under any laws of similar character as to all persons employed by or working for Purchaser.

(b)    Strict Compliance. Purchaser shall conduct all operations hereunder in strict compliance with all applicable laws, ordinances, and regulations of all governmental authorities, including, without limitation, all rules and regulations of the U.S. Department of Transportation, the Federal Petroleum Marketing Practices Act, and all applicable franchise laws and regulations. Purchaser shall supply ChevronTexaco and/or Seller with all information, which ChevronTexaco and/or Seller shall reasonably request to enable ChevronTexaco and/or Seller to comply with all applicable laws, ordinances, and regulations of all governmental authorities. Purchaser’s indemnity obligations under this Agreement shall include, without limitation, any and all expenses, liabilities, claims, fines, civil penalties, or demands which may arise or be assessed as a result of any failure by Purchaser to comply with any of the foregoing governmental requirements.

(c)    Goodwill. Purchaser shall diligently promote the sale at the Premises of the Texaco Automotive Fuels purchased under this Agreement, and shall conduct the operation of Purchaser’s business in such a manner as to promote goodwill towards ChevronTexaco and/or Seller. Purchaser agrees to assist in the administration of any promotional program ChevronTexaco and/or Seller may establish for its purchasers or other customers. Purchaser agrees to distribute to Purchaser’s customers such promotional materials supplied by ChevronTexaco and/or Seller as ChevronTexaco and/or Seller may from time to time reasonably request.

(d)    Hazardous Materials. Purchaser hereby covenants, represents, and warrants to Seller that: (i) the Premises are not contaminated with any Hazardous Material (as defined below); (ii) Purchaser has not caused and will not cause, and to the best of Purchaser’s knowledge, after diligent investigation and inquiry, there never has occurred, the release of any Hazardous Material on the Premises in violation of Environmental Laws; (iii) the Premises are not subject to any federal, state, or local “superfund” or other lien, proceeding, claim, liability, or action, or the threat or likelihood thereof, for the cleanup, removal, or remediation of any such Hazardous Material from the Premises; (iv) there is no asbestos or asbestos containing materials on the Premises in violation of Environmental Laws; and (v) Purchaser will indemnify, defend, and hold Seller harmless from and against any and all claims, demands, liabilities, damages, suits, actions, judgments, fines, penalties, losses, costs, and expenses (including, without limitation, attorney’s fees) arising or resulting from, or suffered, sustained, or incurred by, Seller as a result (direct or indirect) of the untruth or inaccuracy of any of the foregoing matters represented and warranted by Purchaser to Seller or the breach of any of the foregoing covenants, representations, and warranties of Purchaser.

“Hazardous Material” means asbestos, PCBs, and any hazardous, toxic, or special substance, material, waste, or petroleum that is regulated by any governmental authority, including the State of Arizona or the United States government and includes, without limitation, any material, substance, or waste that is (i) designated as such pursuant to Section 307 of the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq. (33 U.S.C. § 1317); (ii) defined as such pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (42 U.S.C. § 6903); (iii) defined as such pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (42 U.S.C. § 9601); or (iv) designated or defined as such under any applicable federal or state statute or county or municipal law, regulation, ordinance, order, or code, in each case as amended (collectively, “Environmental Laws”).

(e)    Indemnification. Purchaser shall indemnify, defend, and hold harmless Seller, ChevronTexaco, and their respective directors, officers, partners, members, agents, and employees from and against all expenses (including attorney’s fees), liabilities, and claims of whatsoever kind and nature including, without limitation, those for damage to property (including Purchaser’s property) or injury to or death of persons (including Purchaser), directly or indirectly resulting, or alleged to result, from anything occurring from any cause on or about or in connection with the maintenance, upkeep, repair, replacement, operation, or use of the Premises, or anything located thereon. The foregoing indemnity shall not apply where such expenses, liabilities, or claims result from Seller’s sole negligence or willful misconduct.

9.    Termination.

(a)    Termination By Purchaser. Purchaser may terminate this Agreement without cause at any time during the Term provided Purchaser gives Seller ninety (90) days’ written notice of such termination, and provided further that the Debt is fully repaid to Seller as provided herein.

(b)    Termination By Seller. Seller may, in addition to such other remedies as Seller may have (including, without limitation, the right to terminate this Agreement as otherwise provided herein), terminate this Agreement upon giving Purchaser ninety (90) days’ prior written notice of such termination or, if it would not be reasonable for Seller to give ninety (90) days’ prior written notice, at Seller’s election upon giving Purchaser prior written notice for such lesser period as is reasonable in the circumstances, if any one of the following occurs:

(1)    Purchaser by act or omission breaches or defaults on any covenant, condition, or other provision of this Agreement, which breach or default can be cured, and Purchaser fails to cure such breach or default within ten (10) days after written notice from Seller which notice shall specify such breach of default; or

(2)    Purchaser by act or omission breaches or defaults on any covenant, condition, or other provision of this Agreement, which breach or default cannot be cured, or in the event of any breach or default by Purchaser after notice of two previous breaches or defaults of any kind has been given hereunder, regardless of Purchaser’s curing of such previous breaches or defaults; or

(3)    Purchaser fails to pay to Seller in a timely manner when due all sums to which Seller is legally entitled (whether or not such sums are owed to Seller under this Agreement); or

(4)    Purchaser knowingly fails to comply with federal, state, or local laws or regulations relevant to Purchaser’s performance of this Agreement and/or the use and/or operation of the Premises; or

(5)    Purchaser willfully adulterates, commingles, mislabels, or misbrands Texaco Automotive Fuels or other violations by Purchaser of trademarks, trade names, and/or insignia requirements of Seller and/or ChevronTexaco; or

(6)    This Agreement, or any interest therein, is assigned or otherwise transferred contrary to the provisions hereof; or

(7)    Purchaser vacates, abandons, transfers, or is deprived of possession of the Premises; or

(8)    Unlawful, fraudulent, or deceptive acts or practices or criminal misconduct by Purchaser relevant to the Purchaser’s performance of this Agreement and/or the use and/or operation of the Premises; or

(9)    Failure by Purchaser to operate the Premises as an automotive fuel retail outlet for seven (7) consecutive days,; or

(10)   Conviction of Purchaser of any felony including moral turpitude; or

(11)   Purchaser’s death, if Purchaser is an individual (subject to any valid requirements of any applicable statute); or

(12)   Purchaser knowingly induces the breach by a third party of a contract between Seller and the third party; or

(13)   Purchaser declares bankruptcy or is judicially declared insolvent; or

(14)   Any other event which is relevant to the relationship between Seller and/or ChevronTexaco and/or Purchaser and as a result of which termination of the Agreement is reasonable.

Notwithstanding anything to the contrary herein, and without limitation on the foregoing, it is agreed that upon the occurrence of any of the events specified in clauses (1), (3) through (14) of this subsection (b), it shall not be unreasonable for Seller to terminate this Agreement upon giving Purchaser ten (10) days’ instead of ninety (90) days’ prior written notice of such termination.

(c)    Payment By Purchaser Upon Default Or Termination. In the event of default hereunder, or if this Agreement is terminated prior to the end of the Term, Purchaser agrees to pay immediately to Seller the balance remaining due, but not limited to, any delivered product to Purchaser’s facility, and (if applicable) all remaining sums due on the Promissory Note, and all Incentive payments, made by Seller and/or ChevronTexaco to Purchaser. The refund of Incentive Payments shall not apply if Seller terminates this Agreement without cause, if the Agreement terminates as a result of activities referenced in Subsection 9(d) below, or if such termination was a caused by or was the result of a breach of this Agreement by Seller or Seller’s inability to properly perform under the terms of this Agreement.

(d)    Seller Withdrawal. Notwithstanding anything to the contrary herein, if during the Term Seller decides to withdraw from marketing Texaco Automotive Fuels from Seller’s area of primary responsibility outlined and attached hereto as Exhibit C and made a part hereof, and/or should the agreement between Seller and ChevronTexaco terminate for any reason whatsoever, Seller may terminate this Agreement by giving Purchaser reasonable prior written notice of such termination and otherwise complying with any applicable requirements of law.

(e)    Waiver. Waiver by Seller or Purchaser of one or more breaches or defaults hereunder shall not be deemed to be a waiver of any other or continuing breach or default hereunder. No modification of this Agreement, and no waiver of any provision hereof, shall be binding on Seller or Purchaser unless in writing and signed by Seller and Purchaser and, if deemed reasonable by one or more of the parties hereto, by ChevronTexaco. Termination of this Agreement shall not relieve Seller or Purchaser of responsibility for obligations incurred prior to termination. Upon termination of this Agreement, subject to any valid requirements of any applicable statute, neither Seller nor ChevronTexaco shall have any obligation to purchase from Purchaser any of Purchaser’s inventory, tools, equipment, or supplies.

(f)    Day To Day Agreement. If Seller continues to accept orders from Purchaser for Texaco Automotive Fuels following termination of this Agreement, such sales shall be upon all of the terms and conditions hereof; provided that such sales shall not be construed to evidence a renewal of this Agreement by operation of law or otherwise, but shall imply only an agreement from day to day, which Seller may (subject to any valid requirements of any applicable statute) terminate without cause at any time upon giving Purchaser written notice of such termination.

Purchaser’s obligations, duties, and responsibilities, including without limitation any amounts owed to Seller by Purchaser pursuant to this Agreement or that may accrue as a result of Purchaser’s breach of this Agreement, shall be secured by an irrevocable Letter Of Credit in the amount of Seventy-Five Thousand Dollars ($75,000) or by other guarantees that the parties, from time to time, may agree reasonable.

10.    Assignment.

(a)    General. This Agreement is personal to Purchaser, and Purchaser shall not, without Seller’s prior written consent, assign or encumber Purchaser’s interest in this Agreement, or delegate any duties that Purchaser may have under this Agreement, either voluntarily or by operation of law or otherwise by assignment, encumbrance, sublease, or other arrangements having similar effect, or become associated with any other person, directly or indirectly, as a partner or otherwise in regard to Purchaser’s interest or operations under this Agreement; provided, however, transfers of this Agreement for estate planning purposes for the benefit of existing holders of an interest in Purchaser or in any entity holding an interest in Purchaser or the immediate family members of existing holders of such interests shall not be deemed an assignment hereunder. Seller shall have the right at any time to assign its rights and delegate its duties under this Agreement without Purchaser’s consent. Any such assignment or other transfer by Purchaser or Seller shall not relieve Purchaser or Seller of their obligations hereunder.

(b)   Corporation. This paragraph (b) applies if Purchaser is a corporation or a limited liability company. Any sale, conveyance, alienation, transfer, or other change of interest in or title to or beneficial ownership of any voting stock or membership interest of Purchaser (or securities convertible into voting stock of Purchaser) which results in a change in the control of Purchaser, whether voluntarily, involuntarily, by operation of law, merger, or other corporate proceedings, or otherwise, shall be construed as an assignment of Purchaser’s rights under this Agreement. A change in the control of Purchaser shall be deemed to occur whenever a party gains the ability to materially influence the business and affairs of Purchaser, directly or indirectly. A party who owns fifty-one percent (51%) or more of the voting stock or membership interest of Purchaser (or securities convertible into such voting stock) shall be deemed to have such ability. Thus, for example, the following would constitute an assignment of Purchaser’s rights hereunder and require Seller’s prior written consent under paragraph (a) of this Section 10: (i) the transfer of 51% or more of the voting stock of Purchaser or membership interest; (ii) the transfer of a lesser percentage of such stock or membership interest to an existing stockholder or member, as applicable, who did not previously own more than 51%, but thereby would own 51% or more of Purchaser’s voting stock or membership interest; or (iii) the transfer of a lesser percentage of such stock or membership interest which as a practical matter results in a change in the control of Purchaser.

(c)    Partnership. This paragraph (c) applies if Purchaser is a partnership. Any sale, conveyance, alienation, transfer, or other change of interest in or title to or beneficial ownership of any partnership interest in Purchaser which results in a change in the control of Purchaser, whether voluntary, involuntary, by operation of law, or otherwise, shall be construed as an assignment of Purchaser’s rights under this Agreement. A change in the control of Purchaser shall be deemed to occur whenever a party gains the ability to influence the business and affairs of Purchaser, directly or indirectly. A party who owns twenty-five percent (25%) or more of a partnership, (whether a general or limited partnership), or 25% of the general partnership interests in a limited partnership, shall be deemed to have such ability. Thus, for example, the following would constitute an assignment of Purchaser’s rights hereunder and require Seller’s prior written consent under paragraph (a) of this Section 10: (i) the transfer of 25% or more of the beneficial interest in Purchaser; (ii) the transfer of 25% or more of the general partnership interests in Purchaser; (iii) the transfer of a lesser percentage of such interests in Purchaser to an existing partner who would thereby own 25% or more of the total partnership of 25% or more of the general partnership interests in Premises; or (iv) the transfer of a lesser percentage of such partnership interests which as a practical matter results in a change in the control of Purchaser.

11.   Insurance.

(a)    Scope of Insurance. Without in any way limiting Purchaser’s indemnities contained herein, Purchaser shall maintain, at Purchaser’s own expense during the Term hereof, insurance with respect to Purchaser’s business, the Premises, and all activities on or about or in connection with the Premises of the types and in the minimum amounts described generally as follows:

(1)    Garage Liability Insurance or Commercial General Liability Insurance (bodily injury and property damage) of not less than $1,000,000.00 combined single limit per occurrence, including the following coverages: explosion hazard, personal injury, Premises-operations, products and completed operations, blanket contractual and independent contractors liability, contractual liability insurance to cover liability assumed under this Agreement, and liquor liability (if alcoholic beverages are sold from the Premises); and

(2)    Automobile Liability Insurance (bodily injury and property damage) of not less than $1,000,000.00 combined single limit per occurrence on all automobiles, all tow trucks and service vehicles which are owned, nonowned, hired, or leased by Purchaser, and all vehicles bearing the hallmark or other Insignia used by ChevronTexaco, which are owned, nonowned, hired, or leased by Purchaser; and

(3)    If required by state or federal mandate, Environmental Impairment Liability Insurance (bodily injury and property damage) of not less than $1,000,000.00 combined single limit of liability, including gradual seepage, pollution, and cleanup costs; and

(4)    Worker’s Compensation and Employer’s Liability Insurance as prescribed by applicable law; and

(5)    Any other insurance or surety bonding that may be required under the laws, ordinances, and regulations of any governmental authority, including the Federal Motor Carrier Act of 1980, as amended from time to time, and all rules and regulations of the U.S. Department of Transportation, as amended from time to time, and any other applicable federal, state, or local laws and regulations; and

(6)    Excess liability insurance of not less than $1,000,000.00 per occurrence in excess of the insurance required under clauses (1), (2), (4) (except Worker’s Compensation), and (5) above, affording not less than the same coverage and including personal injury and property damage coverage.

(b)   The insurance required in subsection (a) above shall include Seller and ChevronTexaco as additional insureds except with regard to occurrences that are the result of their sole negligence and shall require the insurer to provide ChevronTexaco and Seller with thirty (30) days’ prior written notice of any cancellation or material change in such insurance.

(c)    Insurance Company Standards. The insurance required above shall be issued by insurance companies which meet Seller’s financial standards for insurers (as established by Seller from time to time) and shall provide that no cancellation or material change in any policy shall become effective except upon thirty (30) days’ prior written notice to Seller. The insurance companies shall have no recourse against Seller, ChevronTexaco, or any other additional insured, for payment of any premiums or assessments under any policy issued by a mutual insurance company. Purchaser shall furnish certificates satisfactory to Seller as evidence that the insurance required under this section is being maintained. Purchaser shall be responsible for all deductibles in all of Purchaser’s insurance policies. Purchaser’s indemnity and other obligations shall not be limited by the foregoing insurance requirements.

12.   Corporate/LLC Dealer; Operator.

(a)   Personal Qualifications. The personal qualifications of Purchaser is of material significance to Seller, other automotive fuel retail outlets displaying ChevronTexaco’s Insignia, and the motoring public. Whether Purchaser does business as a partnership, corporation, or limited liability company (“LLC”), this Agreement is entered into by Seller with the understanding that this Agreement is conditioned on the individual(s) remaining actively involved with and responsible for the operation of the Premises and retaining control of the partnership, corporation, or LLC. Accordingly, if Purchaser is a partnership, corporation, or LLC and subject to any valid requirements of any applicable statute, Purchaser agrees that the references to “Purchaser” in clauses (8), (9), (11), and (12) of subsection 9(b) hereof are amended hereby to read “Purchaser or any Operator” and that Purchaser’s rights under this Agreement are subject to the following conditions being met throughout the term of this Agreement, which Purchaser shall cause the following entity, (“Operator”), to meet: Bowlin Travel Centers Inc.

(1)    Operator shall perform Purchaser’s obligations under this Agreement to devote sufficient time to the supervision of operations at the Premises so as to provide for the continued proper operation thereof as an automotive fuel retail outlet.

(2)    This clause (3) applies if Purchaser is an LLC or limited liability partnership. Operator shall own all right, title, and interest, legal and beneficial, in and to a majority voting interest, majority profit interest, and majority capital interest in Purchaser. Operator shall not pledge or otherwise hypothecate any such interests, or permit or suffer any lien or encumbrance to be placed thereon, or grant proxies or enter into operating or other agreements which limit in any manner Operator’s control of Purchaser, or otherwise create, permit, or suffer legal, beneficial, or other rights or interests to exist in others with regard to any such interests of Operator in Purchaser.

(3)    This clause (4) applies if Purchaser is a general or limited partnership. Operator shall be a general partner and own all right, title, and interest, legal and beneficial, in and to a majority voting interest, majority profit interest, and majority capital interest in Purchaser. Operator shall not pledge or otherwise hypothecate any such interests, or permit or suffer any lien or encumbrance to be placed thereon, or grant proxies or enter into operating agreements or other agreements which limit in any manner Operator’s control of Purchaser, or otherwise create, permit, or suffer legal, beneficial, or other rights or interests to exist in others with regard to any such interests of Operator in Purchaser.

(4)    Operator shall oversee the performance of all of Purchaser’s obligations under this Agreement.

(b)   Constructive Assignment. Automobile Fuel Regulations.

(c)   Laws and Regulations. The automotive fuels covered by this Agreement are subject to federal air pollution laws and regulations controlling fuels and fuels additives for use in motor vehicles and motor vehicle engines. Those laws and regulations require, without limitation, automotive fuels to meet product specifications designed to minimize harmful emissions, and impose directly on Purchaser, Seller, any distributor, reseller, retailer, or wholesale purchaser-consumer (as defined in such regulations) receiving regulated automotive fuels from Purchaser (“Purchaser’s automotive fuel customers”) and ChevronTexaco specific legal obligations in selling and distributing regulated automotive fuels. ChevronTexaco has established certain programs and procedures for handling regulated automotive fuels to achieve compliance with these governmental requirements and reduce liability exposure for noncompliance. Purchaser recognizes the importance to ChevronTexaco, Seller, Purchaser, the public, and Purchaser’s automotive fuel customers of meeting fully all governmental automotive fuel requirements. Accordingly, Purchaser shall comply with, and Purchaser shall require Purchaser’s automotive fuel customers to comply with, ChevronTexaco’s current and future programs and procedures for handling regulated automotive fuels, as set forth in ChevronTexaco’s Retail Facility Compliance Guide, ChevronTexaco’s Motor Fuel Quality Compliance Manual, and in all other manuals and/or written communications that ChevronTexaco has distributed or may in the future distribute to Purchaser. Neither ChevronTexaco nor Seller represent or warrant that following ChevronTexaco’s programs and procedures for handling regulated automotive fuels will ensure compliance with all governmental automotive fuel requirements. Purchaser is independently responsible for complying fully with all applicable federal, state, and local laws and regulations pertaining to automotive fuels, and for causing, to the best of its ability, Purchaser’s automotive fuel customers to so comply, and Purchaser shall, without limitation:

(1)    prohibit the sale, dispensing, or offering for sale of gasoline represented to be unleaded gasoline unless it meets the requirements for unleaded gasoline defined in the Federal Regulations;

(2)    prohibit introduction, or causing or allowing the introduction of, leaded gasoline into any motor vehicle which is labeled “unleaded gasoline only,” or which is equipped with a gasoline tank filler inlet which is designed for the introduction of unleaded gasoline;

(3)    require that all gasoline pumps from which leaded gasoline is introduced into motor vehicles, be equipped with a nozzle spout having a terminal end with an outside diameter of not less than 0.930 inch (2.363 centimeters);

(4)    require that all gasoline pumps from which unleaded gasoline is introduced into motor vehicles, be equipped with a nozzle spout which meets the following specifications: (i) the outside diameter of the terminal end shall not be greater than 0.840 inch (2.134 centimeters); (ii) the terminal end shall have a straight section of at least 2.5 inches (6.34 centimeters) in length; and (iii) the retaining spring shall terminate 3.0 inches (7.6 centimeters) from the terminal end;

(5)    require that the following notice be displayed in the immediate area of each pump island:

Federal Law Prohibits the Introduction of Any Gasoline
Containing Lead or Phosphorus Into Any Motor Vehicle
Labeled “UNLEADED GASOLINE ONLY”;

(6)    require that unleaded gasoline pumps have affixed a label stating: “Unleaded Gasoline”;

(7)    require that leaded gasoline pumps have affixed a label stating: “Contains lead antiknock compounds.”

(d)   Notice of Contamination. Purchaser shall advise ChevronTexaco and Seller if Purchaser has any indication that contamination of Texaco Automotive Fuels at the Premises may have occurred in order that ChevronTexaco and/or Seller may, at its or their option, conduct a test of such Texaco Automotive Fuels. ChevronTexaco’s and/or Seller’s representative shall have the right at any reasonable time to enter upon the Premises and to take such quantities of Texaco Automotive Fuels as ChevronTexaco and/or Seller deem necessary to check the quality of the Texaco Automotive Fuels, compensating Purchaser (at Purchaser’s cost, which for this purpose shall be based on Seller’s price to Purchaser hereunder in effect at the time such Texaco Automotive Fuels is taken, or, at ChevronTexaco’s and Seller’s option, in kind) for any Texaco Automotive Fuels so taken.

(e)   Spills. If a Texaco Automotive Fuels spill occurs anywhere in connection with Purchaser’s performance of this Agreement, Purchaser shall promptly notify ChevronTexaco and Seller and the appropriate governmental authorities and shall take immediate action to clean up the spill. Upon receipt of such notification, ChevronTexaco and/or Seller shall have the right, at its or their election, to provide, or cause to be provided, to Purchaser such additional manpower, equipment, and material as, at Purchaser’s request, may be necessary to assist Purchaser to complete the clean-up of such spill in a satisfactory manner. Purchaser shall pay and be responsible for and Purchaser’s indemnity obligation under this Agreement shall include but shall not be limited to, all costs and expenses incurred in connection with such clean-up, including reimbursement to ChevronTexaco and/or Seller for all of its or their costs and expenses, and all fines, charges, fees, or judgments imposed or levied by any federal, state, or local governmental agency as a result of such spill, except in the event the spill resulted solely from the act or omission on the part of ChevronTexaco, ChevronTexaco’s employees or agent, Seller, or Seller’s employees or agents.

(f)    Indemnity. Purchaser’s indemnity obligations under this Agreement, including this Section, shall include, without limitation, any and all expenses (including attorney’s fees), liabilities, claims, fines, civil penalties, or demands which may arise or be assessed as a result of any act or omission of Purchaser, or Purchaser’s agents or employees in handling Texaco Automotive Fuels purchased hereunder, or as a result of failure by any of them to follow Seller’s and/or ChevronTexaco’s programs and procedures for handling Texaco Automotive Fuels and/or failure to comply with any and all applicable federal, state, and local laws and regulations pertaining to automotive fuels.

(g)   Termination. If Purchaser fails to comply with the requirements of this section with regard to any particular Texaco Automotive Fuels, then Seller, in addition to such other remedies as it may have, shall have the right to terminate delivery to Purchaser of the Texaco Automotive Fuels in question or to suspend such delivery until Seller is satisfied that Purchaser is again in compliance herewith.

13.   Incentive and Promotional Programs. ChevronTexaco may offer to Seller and/or Purchaser from time to time incentive, promotional, or other development programs. Such incentive, promotional, and development programs may be amended, modified, or terminated upon thirty (30) days’ prior written notice to Purchaser by ChevronTexaco and/or Seller. The duties and obligations of ChevronTexaco under such incentive, promotional, and development programs may be assigned to Seller. If such assignment is made, the obligations, responsibilities, and duties imposed on Purchaser pursuant to the incentive, promotional, or development programs, including any reimbursement, credit, refund, or adjustment, may be secured, in Seller’s sole discretion, The parties acknowledge that ChevronTexaco and Purchaser have entered into those certain terms and conditions of the particular incentive, promotional, and development program known as Investment Incentive Program as specified in Exhibit D attached hereto. The duties and obligations of ChevronTexaco there under have been or are being assigned to Seller.

14.    Notice. All notices, demands, requests, and other communications under this Agreement shall be in writing and shall be properly served or delivered if delivered by hand to the party to whose attention it is directed, or when sent, three (3) days after deposit in the U.S. mail, postage prepaid, certified mail, return receipt requested, addressed as follows:

If to Purchaser: Bowlin Travel Centers, Inc. 150 Louisiana Ave. N.E. Albuquerque, NM 87108	If to Seller: Jacksons Food Stores, Inc. 3450 Commercial Court Meridian, ID 83642

or at such other address or to such other party which any party entitled to receive notice hereunder designates to the other in writing as provided above.

15.   Mediation. In the event a disagreement arises between Seller and Purchaser, either Purchaser or Seller may demand mediation and shall give written notice to that effect to the other party specifying in such notice the name, address, and professional qualifications of the person designated to act as mediator on behalf of the party requesting mediation. Within ten (10) days after delivery of such notice, the party receiving such notice shall give written notice to the party desiring such mediation whether such mediator is acceptable and, if not, specifying the name, address, and professional qualifications of the person designated to act as mediator on behalf of that party. The two mediators so selected shall, within five (5) days thereafter, select a third mediator. The mediator so chosen shall meet with the parties within ten (10) days after the appointment of such mediator in an attempt to reach a resolution of the disagreement between the parties. Each party shall pay one-half of the fees and expenses of the mediator appointed by or on behalf of such party and the fees and expenses of the third mediator. If those receiving a request for mediation fail to appoint a mediator within the time above specified, or if the two mediators so selected cannot agree on the selection of a third mediator within the time above specified, or if the result of such mediation is unsatisfactory to one or both parties, then any party may avail itself of any legal or equitable remedy available to it under Idaho law.

16.    System. ChevronTexaco has furnished (or will furnish) to the Purchaser for use at the Premises certain electronic software (the “System”) for processing ChevronTexaco authorized card transactions through Chevron’s Retail Technology System and other purposes. Purchaser hereby agrees to execute concurrently herewith, and be bound by, the System Agreement in the form attached hereto as Exhibit B.

17.   Prior Agreements. This Agreement shall not become effective if, prior to the commencement of the Term, ChevronTexaco notifies Purchaser of ChevronTexaco’s election to exercise any right ChevronTexaco may have to terminate any prior supply contract with Purchaser covering the delivery of Texaco Automotive Fuels to the Premises. In such event, this Agreement shall be null and void. Subject to the foregoing, effective as of the commencement of the Term, this Agreement supersedes and terminates all prior supply contracts between ChevronTexaco and Purchaser covering the delivery of Texaco Automotive Fuels to the Premises, provided that any outstanding breach by Purchaser of any such prior supply contract shall be deemed to be a breach of this Agreement and the occurrence of any event authorizing the termination of any such prior supply contract shall authorize the termination of this Agreement.

18.   Dealer Application; Conflicts of Interest.

(a)    Purchaser represents and warrants that all information set forth in Purchaser’s written application to become a Texaco dealer and all other written information, including but not limited to financial statements, submitted by Purchaser in connection with such application was at the time of submission true, accurate, and complete, and did not omit any material fact necessary to make the information submitted, in light of the circumstances under which it was submitted, not misleading.

(b)    Except as otherwise expressly provided herein, neither Purchaser nor any director, employee, or agent of Purchaser shall give to or receive from any director, employee, or agent of ChevronTexaco and/or Seller any gift, entertainment, or other favor of significant value, or any commission, fee, or rebate, without ChevronTexaco’s and/or Seller’s prior written consent, enter into or maintain any business arrangement with any director, employee, or agent of ChevronTexaco and/or Seller unless such person is acting as a representative of and on behalf of ChevronTexaco and/or Seller.

(c)    In the event of any breach of the representations and warranties set forth in this Section 19 or any other violation of this Section 19, including any violation occurring prior to the commencement of the Term which resulted directly or indirectly in Seller entering into this Agreement, Seller shall have the right to terminate this Agreement. Purchaser shall immediately notify Seller upon acquiring knowledge of any violation of this Section 19.

19.   Indemnity. Purchaser shall indemnify, defend, and hold harmless ChevronTexaco and/or Seller and their respective directors, employees, agents, and representatives from and against any and all expenses (including attorney’s fees), liabilities, and claims of whatsoever kind and nature including, without limitation, those for damage to property (including property of Purchaser) or for injury to or death of any person (including Purchaser), directly or indirectly arising or alleged to arise out of or in any way connected with the storage, handling, distribution, sale, or use of Texaco Automotive Fuels purchased hereunder, or with the maintenance, upkeep, repair, replacement, or operation of the Premises or anything located thereon, including any act or omission of Purchaser or Purchaser’s agents, employees, or representatives in the performance of this Agreement, or in the operation of any vehicle or vehicles in connection with Purchaser’s business, except if such expenses., liabilities or claims were caused by the negligence or actions of Seller or it’s representatives or agents.

20.   Miscellaneous.

(a)    Wherever under the terms and provisions of this Agreement the time for performance falls upon a Saturday, Sunday, or legal holiday, such time for performance shall be extended to the next business day.

(b)    This Agreement embodies the entire agreement between the parties hereto with respect to the subject matter hereof. No modification or amendment to or of this Agreement of any kind whatsoever shall be made or claimed by Seller or Purchaser or shall have any force or effect whatsoever unless the same shall be endorsed in writing and signed by the party against which the enforcement of such modification or amendment is sought, and then only to the extent set forth in such instrument; provided, however, Purchaser agrees to execute any and all documents, instruments, agreements, deeds, or other workings that may be necessary to implement the terms and conditions of this Agreement.

(c)    All parties hereto have either been represented by separate legal counsel or have had the opportunity to be so represented. Thus, in all cases, the language herein shall be construed simply and in accordance with its fair meaning and not strictly for or against a party, regardless of which party prepared or caused the preparation of this Agreement.

(d)    In the event of any lawsuit between Seller and Purchaser arising out of or relating to other transactions or relationships contemplated by this Agreement (regardless of whether such action alleges breach of contract, tort, violation of a statute, or any other cause of action), the substantially prevailing party shall be entitled to recover its reasonable aspects of such action but not others, the court may apportion any award of costs or attorneys’ fees in such manner as such court deems equitable.

(e)    The captions at the beginning of the several paragraphs, respectively, are for convenience in locating the context, but are not part of the text.

(f)    This Agreement shall be governed by the laws of the state of Idaho.

(g)    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(h)    The terms, provisions, agreements, representations, covenants, and indemnities shall survive the Term hereof and shall remain binding upon and for the parties hereto until fully observed, kept, or performed.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:		PURCHASER:

JACKSONS OIL a division of JACKSON FOOD STORES, a Nevada corporation		Bowlin Travel Centers, Inc.

By:	/s/ Tony Stone	By:	/s/ Michael L. Bowlin

	Tony Stone, President		Michael L. Bowlin, President